Exhibit 99.1

August 15, 2019

SITO Mobile Appoints Seasoned Finance Executive Gregg Saunders as
Chief Financial Officer

JERSEY CITY, N.J., Aug. 15, 2019 (GLOBE NEWSWIRE) -- SITO Mobile, Ltd. (Nasdaq: SITO), the Consumer Behavior and Location Sciences™ company, today announced the appointment of Gregg Saunders as the Company’s new Chief Financial Officer effective August 14, 2019.

Mr. Saunders brings to the SITO team over three decades of experience assisting companies across multiple industries, including telecommunications and media. He has notable experience in private equity and venture capital, as well as experience related to publicly traded companies on projects such as re-engineering domestic and international operations, leading mergers and acquisitions, exploring public/private investments, and managing internal accounting and financial reporting teams, audit engagements and forensic exercises.

Tom Pallack, SITO Mobile’s Chief Executive Officer, commented, “Gregg is an important addition to SITO’s talented management team. His years of accounting experience and financial acumen and discipline will be invaluable in helping SITO optimize our financial performance and enhance shareholder value. We look forward to benefiting from Gregg’s proven expertise in financial reporting and important strategic transactions.”

Prior to joining SITO Mobile, Mr. Saunders was involved in the architecture, development, publishing, support and maintenance of the U.S. GAAP eXtensible Business Reporting Language (“XBRL”) taxonomies. As an integral member of the XBRL U.S., Inc. team, Mr. Saunders provided accounting and financial reporting insight to Fortune 500 companies, developed and taught XBRL fundamentals to numerous companies and professionals, spoke at many state society meetings and national conferences, and coordinated and interfaced with the Financial Accounting Standards Board and the Securities and Exchange Commission, software developers, and preparers in connection with the XBRL initiative. As a partner of KPMG LLP, Mr. Saunders co-led transaction advisory services, led assurance teams on global engagements, developed and counseled many professionals and serviced entities across multiple industries. Mr. Saunders served as the chief financial officer of an entity providing a proprietary product to the commercial relocation industry, where he developed and led all accounting, financial reporting and fund-raising initiatives, developed all reporting and operational systems, and led and participated in principal negotiations with stakeholders.

Mr. Saunders is a Certified Public Accountant and a member of the American Institute of CPAs and the New York and Connecticut state societies.

Mr. Saunders replaces Terry Lynn, who resigned from SITO effective August 12, 2019 for personal reasons.

About SITO Mobile, Ltd.

SITO is a leading mobile data technology company that provides brands customized, data-driven solutions spanning strategic insights and media campaign delivery services. Through Consumer Behavior and Location Sciences™, SITO explores the consumer journey and presents powerful strategic knowledge assets and actionable insights for executives and strategic decision makers looking to understand and influence consumer behaviors.

Brands and agencies rely on SITO as a strategic partner for real-time understandings of customer movements, interests, actions, associations, and experiences, ultimately providing increased clarity for better business decisions. The Company is headquartered in Jersey City, New Jersey and its common stock is publicly traded on the NASDAQ Stock Market under the ticker symbol “SITO.” For more information regarding SITO’s science, technology and solutions spanning media and research, please visit www.sitomobile.com.

Contact:

Investor Relations

Brett Maas

Hayden IR

Phone: 646.536.7331

Email: SITO@haydenir.com